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                                                                     Exhibit 8.2

                     [LETTERHEAD OF MAYER, BROWN & PLATT]


                               March 5, 1999



LaSalle Re Limited
25 Church Street
P.O. Box HM 1502
Hamilton HM FX, Bermuda

     Re: LaSalle Re Holdings Limited
         ---------------------------

Gentlemen:

     We have acted as counsel to LaSalle Re Limited, a Bermuda corporation (the "Company"), and to LaSalle Re Holdings Limited, a Bermuda corporation ("Holdings"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offerings of the Series C Preferred Shares (the "Series C Preferred Shares") of Holdings. We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to the Series C Preferred Shares. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     In rendering the opinion set forth in the paragraph below, we have relied upon the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and such other authorities as we have considered to be relevant. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

     Based on the foregoing, we hereby confirm that, subject to the limitations set forth therein, the discussion set forth under the captions "Risk Factors--We could be subject to U.S. corporate income tax;" "Risk Factors--Our shareholders could be subject to U.S. taxes;" "Risk Factors--Gains resulting from the sale of our shares by U.S. shareholders could be taxed in the U.S. as dividends;" "Risk Factors--U.S.taxes could increase and new taxes could be imposed;" "Risk Factors--The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase our taxes;" and "Certain Tax Considerations" accurately summarizes our opinion of the material U.S. federal income tax consequences that could result from the purchase, ownership and disposition of the Series C Preferred Shares by entities or individuals who hold the Series C Preferred Shares as "capital assets" within the meaning of section 1221 of the Code and are subject to U.S. federal income taxation without regard to the source of their income, and the material federal income tax consequences applicable to the operations of Holdings and its subsidiaries, including the Company.

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March 5, 1999
Page 2

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions "Certain Tax Considerations" and "Legal Matters."

     We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois and the federal law of the United States of America.

                              Very truly yours,

                              MAYER, BROWN & PLATT



                              By   /s/ George W. Craven
                                 ---------------------------
                                     George W. Craven